Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Natural Foods, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-161800 and 333-51167) on Form S-3 of United Natural Foods, Inc. and (No. 333-208695, 333-161845, 333-161884, 333-56652, 333-106217, 333-123462, and 333-185637) on Form S-8 of United Natural Foods, Inc. of our report dated September 26, 2017, with respect to the consolidated balance sheets of United Natural Foods, Inc. as of July 29, 2017 and July 30, 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended July 29, 2017, and the effectiveness of internal control over financial reporting as of July 29, 2017, which report appears in the July 29, 2017 annual report on Form 10-K of United Natural Foods, Inc.
Providence, Rhode Island
September 26, 2017